Exhibit 5.3

CONSENT OF TECHNICAL REPORT AUTHOR

Reference is made to the technical reports entitled “NI 43-101 Technical Report, Yukon-Nevada Gold Corp., Jerritt Canyon Property, Elko County, Nevada, USA dated April 27, 2012,” “NI 43-101 Technical Report Update, Yukon-Nevada Gold Corp., Jerritt Canyon Property, Elko County, Nevada, USA, dated June 28, 2011, as amended on January 6, 2012,” and “NI 43-101 Technical Report, Yukon-Nevada Gold Corp., Ketza River Project, Yukon Territory, Canada, dated June 28, 2011,” each of which the undersigned has prepared (the “Reports”).

In connection with the filing of Veris Gold Corp.’s short form base shelf prospectus dated October 31, 2012, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and Amendment No. 1 to the Registration Statement on Form F-10 dated October 31, 2012 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, Karl Swanson, SME, MAusIMM, consent to the use of my name and references to the Reports, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Reports in the Prospectus and Registration Statement.

I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or that are within my knowledge as a result of the preparation of the Reports.

/s/ Karl Swanson, SME, MAusIMM
Karl Swanson, SME, MAusIMM
October 31, 2012